Exhibit 99.1

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--May 5, 2011--Ultralife Corporation (NASDAQ: ULBI) reported an operating loss of $5.8 million on revenues of $30.7 million for the first quarter ended April 3, 2011.

Revenue for the first quarter was $30.7 million compared to $38.5 million for the first quarter of 2010. 2011 revenue included a $2.7 million charge to reflect a proposed settlement with the U.S. government related to exigent contracts completed between 2003 and 2004, as disclosed on April 29. Excluding the $2.7 million charge, Battery & Energy Products revenue increased by 11.1% to $27.0 million reflecting increased demand for commercial products from the company’s China operation and chargers. Communications Systems revenue was $4.2 million, down from $12.2 million for the first quarter of 2010 reflecting delays in orders from the U.S. Department of Defense and the absence of orders for SATCOM systems for the first quarter of 2011. Energy Services revenue was $2.3 million, compared to $2.0 million for the same period last year. As disclosed on March 10, the company is exiting the Energy Services business in 2011.

Gross profit for the first quarter of 2011 was $3.5 million, or 11.5% of revenue, compared to $9.8 million, or 25.3% of revenue, for the same quarter a year ago. 2011 gross profit reflected the $2.7 million charge, unfavorable product mix and deterioration in the gross margin for the Energy Services segment. Also included in gross profit for the first quarter of 2011 was $0.7 million of costs related to exiting the Energy Services business, of which $0.6 million was non-cash. Excluding the $2.7 million charge and Energy Services segment gross profit for both periods, gross margin would have been 23.3% for the first quarter of 2011, compared to 27.0% for the same period last year. The reduction in gross margin was primarily caused by the completion of a low margin contract from 2009, manufacturing variances due to low U.S. government defense sales volume and the write-off of certain inventories.

Operating expenses for the first quarter of 2011 were $9.3 million, compared to $8.9 million a year ago. The increase over 2010 was a result of higher research & development expenses reflecting new product development activity for the Battery & Energy Products and Communications Systems segments.

As a result, the company reported an operating loss of $5.8 million, compared to operating income of $0.9 million for the same period last year. Net loss was $5.7 million, or $0.33 per share, compared to net income of $0.3 million, or $0.02 per share, for the first quarter of 2010.

“During the first quarter, the government budget approval delays negatively impacted our financial results. We did make good progress in our Lean manufacturing implementation and cost reduction initiatives that are focused on improving operating efficiencies,” said Michael D. Popielec, Ultralife’s president and chief executive officer. “Additionally, we recognized the financial impact of commencing the closedown of our Energy Services segment, and the proposed settlement with the U.S. Government related to the three exigent business contracts. Resolution of these issues leaves us much better positioned to concentrate our efforts on developing new products for our customers and expanding our profitability. While timing of orders remains uncertain, we are pleased that the recent budget agreement is leading to increased order activity with our core U.S. government and defense customers.”

Outlook

Management has refined its guidance for 2011 revenue and operating income from continuing operations and now expects revenue of approximately $162 million and operating income of approximately $7.8 million. This guidance takes into account management’s previously announced decision to exit the Energy Services business and, once completed, to reclassify the Energy Services segment as a discontinued operation. Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company’s business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: uncertain global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended
	April 3,	March 28,
	2011	2010

Revenues:
Battery & energy products	$24,248	$24,290
Communications systems	4,208	12,179
Energy services	2,288	2,038
Total revenues	30,744	38,507

Cost of products sold:
Battery & energy products	21,207	19,088
Communications systems	2,711	7,542
Energy services	3,296	2,119
Total cost of products sold	27,214	28,749

Gross margin	3,530	9,758

Operating expenses:
Research and development	2,507	1,728
Selling, general, and administrative	6,824	7,176
Total operating expenses	9,331	8,904

Operating income (loss)	(5,801)	854

Other income (expense):
Interest income	1	3
Interest expense	(164)	(497)
Miscellaneous	331	41
Income (loss) before income taxes	(5,633)	401

Income tax provision-current	4	24
Income tax provision-deferred	66	81
Total income taxes	70	105

Net income (loss)	(5,703)	296

Net (income) loss attributable to noncontrolling interest	13	(9)

Net income (loss) attributable to Ultralife	$(5,690)	$287

Net income (loss) attributable to Ultralife common shareholders - basic	$(0.33)	$0.02
Net income (loss) attributable to Ultralife common shareholders - diluted	$(0.33)	$0.02

Weighted average shares outstanding - basic	17,276	16,995
Weighted average shares outstanding - diluted	17,276	16,999

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	April 3,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$8,630	$5,105
Trade accounts receivable, net	21,111	34,270
Inventories	41,965	33,122
Prepaid expenses and other current assets	2,195	3,157
Total current assets	73,901	75,654

Property and equipment	13,982	14,485

Other assets
Goodwill, intangible and other assets	24,508	24,696

Total Assets	$112,391	$114,835

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$10,580	$8,717
Accounts payable	17,105	16,409
Other current liabilities	11,532	11,219
Total current liabilities	39,217	36,345

Long-term liabilities:
Long-term debt and capital lease obligations	-	251
Other long-term liabilities	4,524	4,444
Total long-term liabilities	4,524	4,695

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,869	1,865
Capital in excess of par value	171,353	171,020
Accumulated other comprehensive loss	(1,035)	(1,262)
Accumulated deficit	(95,890)	(90,200)
	76,297	81,423
Less -- Treasury stock, at cost	7,658	7,652
Total Ultralife equity	68,639	73,771
Noncontrolling interest	11	24
Total shareholders' equity	68,650	73,795

Total Liabilities and Shareholders' Equity	$112,391	$114,835

CONTACT:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Jody Burfening, 212-838-3777
jburfening@lhai.com